Ford | Ford Credit

Ford Credit Announces Expiration of Its Tender Offers for Certain Outstanding Debt Securities Maturing in 2022 and 2023; Increases Maximum Purchase Amount

DEARBORN, Mich., June 17, 2022 – Ford Motor Credit Company LLC ("Ford Credit") announced today the expiration of its separate cash tender offers (each, a "Tender Offer" and collectively, the "Tender Offers") to purchase for cash any and all of the nine series of outstanding notes described below (each, a "series of Notes" and collectively, the "Notes"), and that it has amended the Offer to Purchase (as defined below) by increasing the Maximum Purchase Consideration from $2.5 billion to $3.0 billion. Each Tender Offer described herein was made on the terms and conditions set forth in the Offer to Purchase, dated June 13, 2022 (each as amended as described herein, an "Offer to Purchase"). Capitalized terms used but not defined in this announcement have the meanings given to them in the Offer to Purchase.

Each Offer to Purchase expired at 5:00 p.m., New York City time, on June 17, 2022 (the "Expiration Date"). The "Settlement Date" will be June 21, 2022, the first business day after the Expiration Date, or in the case of any Notes validly tendered using the Guaranteed Delivery Procedures and accepted for purchase, the "Guaranteed Delivery Settlement Date" will be June 24, 2022, the second business day after the Guaranteed Delivery Date.

As reported by Global Bondholder Services Corporation, the Information Agent and Tender Agent in connection with the Tender Offers, the following table sets forth certain information about the Tender Offers, including the aggregate principal amount of each series of Notes validly tendered and not validly withdrawn prior to the Expiration Date and the aggregate principal amount of Notes reflected in Notices of Guaranteed Delivery delivered at or prior to the Expiration Date:

Title of Security	CUSIP No.	Principal Amount Outstanding	Acceptance Priority Level	Principal Amount Tendered(1)	Aggregate Principal Amount Validly Tendered as of the Expiration Date that Ford Credit Will Accept	Principal Amount Reflected in Notices of Guaranteed Delivery
3.087% Notes due January 9, 2023	345397A29	$1,500,000,000	1	$1,158,985,000	$1,158,985,000	$1,381,000
4.14% Notes due February 15, 2023	345397ZB2	$900,000,000	2	$460,602,000	$460,602,000	$8,475,000
3.096% Notes due May 4, 2023	345397XZ1	$1,000,000,000	3	$606,515,000	$606,515,000	$2,136,000
4.375% Notes due August 6, 2023	345397WK5	$1,000,000,000	4	$440,804,000	$440,804,000	$244,000
3.37% Notes due November 17, 2023	345397A78	$1,000,000,000	5	$723,212,000	$0	$10,561,000

3.35% Notes due November 1, 2022	345397ZU0	$1,250,000,000	6	$859,446,000	$0	$2,071,000
3.55% Notes due October 7, 2022	34540XAB9	$600,000,000	7	$532,745,000	$0	$10,467,000
4.25% Notes due September 20, 2022	345397WF6	$1,000,000,000	8	$527,174,000	$0	$310,000
Floating Rate Notes due February 15, 2023	345397ZC0	$600,000,000	9	$291,165,000	$291,165,000	$3,868,000

(1) The amounts exclude the principal amounts of Notes for which holders have complied with certain procedures applicable to guaranteed delivery pursuant to the Guaranteed Delivery Procedures. Such amounts remain subject to the Guaranteed Delivery Procedures. Notes tendered pursuant to the Guaranteed Delivery Procedures are required to be tendered at or prior to 5:00 p.m., New York City time, on June 22, 2022.

The Maximum Purchase Condition (after giving effect to the increase described above) has been satisfied in respect of the series of Notes with Acceptance Priority Levels of 1-4 and 9. Accordingly, Ford Credit plans to accept for purchase all Notes of those series that have been validly tendered and not validly withdrawn at or prior to the Expiration Date. Ford Credit will not accept any Notes with Acceptance Priority Levels 5-8 (as indicated in the table above) and will promptly return all validly tendered Notes of such series to the respective tendering holders. As a result of the foregoing, Ford Credit expects to pay aggregate Total Consideration of approximately $2,956 million, excluding the Notes delivered pursuant to the Guaranteed Delivery Procedures and applicable Accrued Coupon Payment, which will be payable in cash in addition to the Total Consideration, and Ford Credit will purchase approximately $2,958 million aggregate principal amount of Notes, excluding Notes delivered pursuant to the Guaranteed Delivery Procedures.

For holders who delivered a Notice of Guaranteed Delivery and all other required documentation at or prior to the Expiration Date, upon the terms and subject to the conditions set forth in the Offer to Purchase, the deadline to validly tender Notes using the Guaranteed Delivery Procedures will be 5:00 p.m. (New York City time) on June 22, 2022.

Upon the terms and subject to the conditions set forth in the applicable Offer to Purchase, holders whose Notes have been validly tendered and not validly withdrawn at or prior to the Expiration Date and accepted for purchase will receive the Total Consideration (the "Total Consideration") set forth in the Offer to Purchase for each $1,000 principal amount of such Notes in cash on the Settlement Date or the Guaranteed Delivery Settlement Date, as applicable.

In addition to the Total Consideration, holders whose Notes are accepted for purchase will receive a cash payment equal to the "Accrued Coupon Payment," which represents accrued and unpaid interest on such Notes from and including the immediately preceding interest payment date for such Notes to, but excluding, the Settlement Date (the "Accrued Interest"). Interest will cease to accrue on the Settlement Date for all Notes accepted for purchase in the Tender Offers. For the avoidance of doubt, Accrued Interest will cease to accrue on the Settlement Date for all Notes accepted in the Offers, including those tendered using Guaranteed Delivery Procedures. Under no circumstances will any interest be payable because of any delay in the transmission of funds to Holders by DTC or its participants.

Deutsche Bank Securities Inc., Mizuho Securities USA LLC and RBC Capital Markets, LLC acted as the dealer managers in the Tender Offers. Global Bondholder Services Corporation acted as both the depositary and the information agent for the Tender Offers. Persons with questions regarding the Tender Offers should contact Deutsche Bank Securities Inc. at (collect) (212) 250-2955 or (toll free) (866) 627-0391, Mizuho Securities USA LLC at (collect) (212) 205-7736 or (toll free) (866) 271-7403 or RBC Capital Markets, LLC at (collect) (212) 618-7843 or toll free (877) 381-2099. Requests for copies of the Offer to Purchase and other related materials should be directed to Global Bondholder Services Corporation at (toll free) (855) 654-2014 or (collect) (212) 430-3774. The Tender Offers were made only by the Offer to Purchase and any related Notice of Guaranteed Delivery. This news release is neither an offer to purchase nor a solicitation of an offer to sell any Notes in the Tender Offers. The Tender Offers were not made to holders of Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In any jurisdiction in which the Tender Offers are required to be made by a licensed broker or dealer, the Tender Offers were deemed to be made on behalf of Ford Credit by the dealer managers or one or more registered brokers or dealers that are licensed under the laws of such jurisdiction. This news release does not constitute an offer to sell, or the solicitation of an offer to sell, or the solicitation of an offer to buy any securities that may be issued pursuant to the transactions described above. Further, nothing contained herein shall constitute a notice of redemption of the Notes of any series. # # # About Ford Motor Credit Company LLC Ford Motor Credit Company is a leading automotive financial services company. It provides dealer and customer financing to support the sale of Ford Motor Company products around the world, including through Lincoln Automotive Financial Services in the United States, Canada and China. Ford Credit is a subsidiary of Ford established in 1959. For more information, visit www.fordcredit.com or www.lincolnafs.com. Contacts: Fixed Income Media Karen Hampton Equity Investment Community Lynn Antipas Tyson Investment Community Karen Rocoff Shareholder Inquiries 1.800.555.5259 or 1.313.236.3467 1.914.485.1150 1.313.621.0965 1.313.845.8540 khampto2@ford.com ltyson4@ford.com krocoff@ford.com stockinf@ford.com